Exhibit 99.2
CARMIKE CINEMAS ANNOUNCES COMMENCEMENT OF CONSENT SOLICITATION
COLUMBUS, GA — May 25, 2006, Carmike Cinemas, Inc. (NASDAQ: CKEC) (“Carmike”) today announced that it is soliciting consents from the holders of its 7.500% Senior Subordinated Notes due 2014 (CUSIP No. 143436AG8) (the “Notes”). Carmike is seeking consents to a proposed amendment of certain provisions of the Indenture pursuant to which the Notes were issued and a waiver of defaults thereunder. The consent solicitation is expected to remain open until 5:00 P.M., New York City time, on Thursday June 1, 2006, unless extended to a later time or date (the “Consent Date”).
The waiver and proposed amendments will waive for a period of 90 days commencing on the Consent Date the application of the covenant set forth in Section 4.03 of the Indenture which requires, among other things, that Carmike file with the Securities and Exchange Commission, and furnish to the holders of the Notes, certain reports required to be filed pursuant to the Securities Exchange Act, and any defaults under the Indenture in existence prior to or occurring during such period. Consents may be revoked at any time prior to the proposed waiver and the proposed amendment becoming effective, but not thereafter.
Holders of record as of 5:00 p.m., New York City time, on May 24, 2006, who validly deliver their consents prior to 5:00 p.m., New York City time, on Wednesday, June 1, 2006, will receive a consent fee of $20.00 in cash for each $1,000 in principal amount of Notes with respect to which consents are received in the event Carmike does not file its Annual Report on Form 10-K for the year ended December 31, 2006 on or before June 2, 2006 (the “2005 10-K”) or, in the alternative, a consent fee of $10.00 in cash for each $1,000 in principal amount of Notes with respect to which consents are received, in the event Carmike has filed its 2005 10-K on or before June 2, 2006. In addition to payment of the applicable consent fee, if the requisite consents are received, Carmike will temporarily increase the interest rate on the Notes by 1.000% per annum during the period from the Consent Date through the date (the “Filing Date”) on which Carmike has filed both the 2005 10-K and its Quarterly Report on Form 10-Q for the three months ended March 31, 2006 (the “First Quarter 10-Q”). Consequently, from and after the Consent Date until the Filing Date, the rate on the Notes would increase to 8.500% per annum, and after the Filing Date the rate on the Notes would return to 7.500% per annum through maturity.
The effectiveness of the waiver, the adoption of the proposed amendment, the payment of the applicable consent fee and the effectiveness of the increase in the interest rate on the Notes is subject to the receipt of valid consents in respect of at least a majority of the aggregate principal amount outstanding of the Notes. As previously disclosed, the Company has received a commitment letter for alternative financing in the event the requisite consents are not obtained, the Company does not timely cure the defaults under Section 4.03 of the Indenture and the Notes are accelerated.
Carmike has retained Bear, Stearns & Co. Inc. to act as the solicitation agent for the Consent Solicitation. Questions regarding the Consent Solicitation may be directed to Bear, Stearns & Co. Inc.’s Global Liability Management Group, telephone number 877-969-2327 (toll free) or 212-272-5112 (call collect). The information and tabulation agent for the Consent Solicitation is D.F. King & Co., Inc. Requests for copies of the Consent Solicitation Statement and related documents may be directed to D.F. King & Co., Inc., telephone number 888-644-5854 (toll free) and 212-269-5550 (call collect).
This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the Notes nor is this announcement an offer to sell or solicitation of an offer to purchase new securities. The Consent Solicitation is made solely by means of the Consent Solicitation Statement dated May 25, 2006 and the related and Letter of Consent.
Forward-Looking Statements This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Forward-looking statements are only predictions and are not guarantees of performance. Examples of forward-looking statements in this release include our estimations of 2005 operating information and expectations with regard to our ability to make required regulatory filings. These statements are based on beliefs and assumptions of our management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include:
•	our ability to timely resolve the accounting issues that have delayed the filing of our 2005 10-K;

•	our ability to comply with covenants contained in our credit agreement and senior subordinated notes;

•	our ability to maintain our Nasdaq listing;

•	our ability to operate at expected levels of cash flow through the second quarter of 2006;

•	the availability of suitable motion pictures for exhibition in our markets;

•	competition in our markets;

•	competition with other forms of entertainment;

•	the effect of our leverage on our financial condition; and

•	other factors, including the risk factors previously disclosed in our Annual Report on Form 10-K Amendment No. 2, for the year ended December 31, 2004 under the caption “Risk Factors.”
We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Carmike Cinemas, Inc. is a premiere motion picture exhibitor in the United States with 301 theatres and 2,475 screens in 37 states, as of December 31, 2005. Carmike’s focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000.
Company Contact:
Investor Relations
203/682-8211